EXHIBIT 12
                                                                      ----------

THE BF GOODRICH COMPANY
COMPUTATION OF EARNINGS TO FIXED CHARGES
(In millions, except for ratios)

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

                                                                                                            Nine Mths.
                                                                      YEAR ENDED DECEMBER 31,               September
                                                              1994     1995      1996       1997    1998       1999
COMPUTATION OF EARNINGS:
Income  from  continuing   operations  before
 income  taxes, trust  preferred distributions
 and cumulative effect of change in accounting method        165.2      215     290.7      343.7    594.2      222.8
Add (Deduct):
Fixed charges to add back                                    210.3      216.7   191.6      145.5    161.9      112.9
Amortization of interest previously capitalized                1.3        1.4     1.3        1.5      2.1        1.6

EARNINGS                                                     376.8      433.1   483.6      490.7    758.2      337.3
                                                             =====      =====   =====      =====    =====      =====
COMPUTATION OF FIXED CHARGES
Interest expense, net of capitalized interest                197.2      203.3   177.9      132.5    148.4      103.6
Distributions on trust preferred securities                    5.1       10.5    10.5       16.1     13.8
Portion of rent expense representing interest                 13.1       13.4    13.7       13.0     13.5        9.3
Capitalized interest                                           1.7        3.7     7.8        6.8      5.1        2.6

FIXED CHARGES                                                212.0      225.5   209.9      162.8    183.1      129.3
                                                             =====      =====   =====     ======   ======      =====
RATIO OF EARNINGS TO FIXED CHARGES                            1.78       1.92    2.30       3.01     4.14       2.61
                                                             =====      =====   =====     ======   ======      =====
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